Advanced Series Trust
For the period ended 12/31/07
File number 811-05186

                             SUB-ITEM 77D

                        Advanced Series Trust
                Supplement dated November 28, 2007 to
         Prospectuses dated May 1, 2007 and November 19, 2007

This supplement sets forth certain changes to the Prospectuses of Advanced Series Trust (the Trust), dated May 1, 2007 and November 19, 2007, with respect to the indicated Portfolios of the Trust. The Portfolios discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Trust's Prospectuses and should be retained for future reference.

Adoption of Redemption in Kind Procedures

The Board of Trustees of the Trust (the Board) recently adopted redemption in kind procedures. The Trust may pay the redemption price to certain affiliated shareholders (for example, the insurance company separate accounts holding Trust shares) in whole or in part by a distribution in-kind of securities from the relevant investment portfolio of the Trust, in lieu of cash, in conformity with applicable rules of the Securities and Commission and procedures adopted by the Board. Securities will be readily marketable and will be valued in the same manner as in a regular redemption. If shares are redeemed in kind, the recipient will incur transaction costs in converting such assets into cash. These procedures govern the redemption by the shareholder of record, generally an insurance company separate account. The procedures do not affect payments by an insurance company to a contract owner under a variable contract.

AST CLS Growth Asset Allocation
Portfolio
AST CLS Moderate Asset Allocation
Portfolio
AST Horizon Growth Asset
Allocation Portfolio
AST Horizon Moderate Asset
Allocation Portfolio
AST Niemann Capital Growth Asset
Allocation Portfolio

The information appearing under the heading "Investment Objectives and Policies - Description of Investment Process -- Implementation of Target Asset Allocations and Underlying Portfolio Selections" is hereby deleted in its entirety and replaced with the following information.
PI will handle the day-to-day purchase, retention, and sale of shares of the Underlying Portfolios. Such purchases and sales generally will be made in accordance with the target asset allocation and Underlying Portfolio weights for the relevant Asset Allocation Portfolio. Each AA Sub-Advisor may, from time to time, change the target asset allocation and/or Underlying ETF weights for an Asset Allocation Portfolio. In addition, PI may, from time to time, change the Underlying Trust Portfolio weights for any of the "core" investment categories. In the event of any such change, PI will purchase and redeem shares of the relevant Underlying Portfolios in order to cause the Asset Allocation Portfolio's actual holdings to match the then-current target asset allocation and/or Underlying Portfolio weights for that Asset Allocation Portfolio. Sales of Underlying Trust Portfolio shares resulting from changes to target asset allocations and/or Underlying Portfolio weights, however, will be subject to guidelines established from time to time by PI. Currently, under normal circumstances, no more than 1% of an Asset Allocation Portfolio's holdings in Underlying Trust Portfolios (but not including assets allocated to the AST Money Market Portfolio) in any particular "core" investment category (e.g., domestic large-cap growth or domestic large-cap value investment categories) may be redeemed on any particular day in order to effect a related target asset allocation or Underlying Portfolio weight shift. Unlike transactions in Underlying Trust Portfolio shares, transactions in Underlying ETFs will not be subject to the above-referenced guidelines or any other limitations. Frequent purchases and sales of Underlying ETFs by an Asset Allocation Portfolio may, however, result in higher costs for brokerage commissions, dealer mark-ups, and other transaction-related expenses. These trading expenses may adversely affect an Asset Allocation Portfolio's investment performance.



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